Exhibit 99.1

Charlie’s is no stranger to adversity. As we have all experienced, the vapor industry has had its share of ups and downs during the past few years. From unfavorable news late last year and the ensuing regulatory uncertainty, to the advent of a global pandemic during 2020, we as an industry have collectively overcome many challenges. At Charlie’s, we have always been at the forefront of change creating innovative products, helping to shape regulation, and acting as industry stewards.

Our first test was in 2016 when the European Union announced the revision of its Tobacco Products Directive (TPD) to include vapor products. As a result of our clean flavor formulations and propensity to fully adhere to regulations, Charlie’s became one of the first American brands to become fully compliant in the EU.

Fast forward to Q4 of 2019 when the media sensationally reported on people dying from lung injuries related to usage of black-market THC products. Undoubtedly the victim of opportunism, our industry was forced to fight a battle it should have never been a participant in. Charlie’s was able to utilize CNBC and FOX News as platforms to inform the public about the truth regarding our industry’s involvement, or lack thereof, in these illnesses.

Now, as the global economy has been adversely affected due to disruptions from COVID-19, Charlie’s has been able to find creative ways to work with our customers and help them to find continued success during these trying times. We believe it is incumbent upon us as an industry leader to work with our customers to help shoulder the burden of economic uncertainty.

All the while, the team at Charlie’s has been diligently working to ensure its customers will have access to high quality, safe products for decades to come. To continue legally selling products in the domestic market, a Premarket Tobacco Application is required and was to be submitted to the FDA by September 9th, 2020. We utilized the knowledge gathered from our TPD experience to appropriately plan and execute a long-term, fully developed strategy for submitting a PMTA with the FDA. We took the premium, rather than the discounted approach, having already invested $5 million on the highest quality application available to us. An outsourced team of over 200 professionals, including doctors, scientists, biostatisticians and industry-specific consultants, worked in collaboration to perform clinical and behavioral tests in the creation of a comprehensive submission.

It is with great pleasure that we can announce to our customers that the FDA’s Center for Tobacco Products has informed us that our PMTA is sufficiently complete to enter the Substantive Review phase of the process. This news is worthy of celebration as it highlights our progress towards achieving full regulatory compliance and providing our customers with a trusted product portfolio. It is a reflection of our relentless hard work and meticulousness in the pursuit of precision. We are confident that during the Substantive Review process the FDA will recognize that our submission is both distinguished and suitable for approval.

Charlie’s is optimistic we will find a path toward full compliance and will have the ability to provide a safer alternative to combustible tobacco products for years to come. Without our loyal customers we are nothing. Thank you for your continued support.

Sincerely,
Brandon Stump, CEO